Exhibit 99.1

            The TJX Companies, Inc. Reports 29% Increase in
                    Fiscal 2004 Third Quarter EPS

   FRAMINGHAM, Mass.--(BUSINESS WIRE)--Nov. 11, 2003--The TJX Companies, Inc. (NYSE: TJX), the leading off-price retailer of apparel and home fashions in the U.S. and worldwide, today announced sales and earnings results for the third quarter ended October 25, 2003. Net sales for the third quarter were $3.4 billion, an 11% increase over last year, with consolidated comparable store sales up 3%. Net income was $183 million and diluted earnings per share were $.36, a 29% increase over last year's results, which reflected an after-tax charge of approximately $10 million, or $.02 per share, for claims related to four California lawsuits. Without this prior year charge, third quarter diluted earnings per share increased 20% over last year.
   For the first nine months of fiscal 2004, net sales reached $9.2 billion, 9% over $8.5 billion last year. Year-to-date consolidated comparable store sales increased 1%. Net income was $420 million, and diluted earnings per share were $.81, a 4% increase over last year.
   Edmond English, President and Chief Executive Officer of The TJX Companies, Inc. commented, "We are very pleased with our 29% increase in third quarter earnings per share, which represents the high end of our expected range. With this year's more seasonable fall weather patterns, our third quarter shaped up much like we had expected. Margins at The Marmaxx Group were very strong in the quarter. Our younger divisions, HomeGoods, T.K. Maxx and A.J. Wright, delivered excellent bottom-line performance, as these organizations continue to roll out their concepts.
   "At The Marmaxx Group, the combination of T.J. Maxx and Marshalls, third quarter sales increased 5% and comparable store sales were flat to last year. Segment profit increased by 21% to $265 million, which was at the upper end of our expected range and segment profit margin exceeded plan. Although comp sales at The Marmaxx Group were slightly below our expectations, our new stores continue to perform extremely well, and overall sales were within our planned range. Our results benefited from this year's normal fall weather patterns, compared with unusually warm weather during September last year. We are particularly pleased with the strength of our merchandise margins, which was attributable in part to our continued ability to buy the right product at the right price and offer compelling values to our customers. Also, Marmaxx's segment profit improvement reflected last year's charge related to the above mentioned lawsuits. Inventories are in great shape and we are well positioned to keep a constant flow of gift-oriented merchandise at compelling values, moving through our stores right up until the holidays."
   English continued, "At our Canadian divisions, Winners and HomeSense, total sales increased 35% in the third quarter. Comparable store sales increased 23% in U.S. dollars, due largely to the favorable currency exchange rates. In local currency, Canadian comparable store sales increased 6%. Segment profit increased 24% over last year largely due to favorable currency exchange rates. Winners also benefited from seasonable, fall-like weather patterns during the third quarter, compared with unusually warm temperatures last year. Winners did a great job of managing inventories while continuing to expand Winners and HomeSense in Canada.
   "HomeGoods had a strong quarter. Strong new store performance led to overall sales nearly reaching our goals, increasing 24%. HomeGoods' comparable store sales were up 2% in the third quarter. While comp store sales were below expectations, segment profit increased 42%, which exceeded our goals. This is largely due to this division's solid execution of its merchandising and inventory management strategies.
   "T.K. Maxx, in the U.K. and Ireland, had a very strong third quarter, increasing total sales by 31% and posting a comparable store sales increase of 13% in U.S. dollars. In local currency, T.K. Maxx's third quarter comparable store sales increased 8% over last year, which was ahead of our expectations. With segment profit increasing by 43%, we are pleased with how T.K. Maxx is managing its business and continuing to grow in the U.K. and Ireland."
   English continued, "A.J. Wright achieved another quarter of above-plan results. This young division posted a total sales increase of 56% and an above-plan comparable store sales gain of 14%. A.J. Wright's bottom-line performance outpaced our objectives and improved substantially over the prior year.
   "During the third quarter, we continued with our aggressive share repurchase program, spending a total of $125 million and retiring 6.2 million shares of TJX stock. Over the last nine months, we have spent a total of $390 million to repurchase TJX stock and have retired a total of 21.2 million shares."
   English concluded, "We are enthusiastic about the fourth quarter, which, like the third quarter, presents many opportunities for significant year-over-year earnings per share growth. As in the third quarter, we are anticipating a substantial improvement in margins at Marmaxx. Also, we expect Winners, HomeGoods, T.K. Maxx and A.J. Wright to continue delivering strong performance. In addition, we have a 53rd week in our calendar this year, which we expect will benefit our results by $.04 per share. Our new stores across all divisions continue to perform extremely well and we remain on track to grow our square footage by 10% this year. Our inventories are in excellent shape and we continue to capitalize on great merchandise opportunities to offer our customers a constant flow of great values on exciting gift assortments throughout the holiday selling season."
   The TJX Companies, Inc. is the leading off-price retailer of apparel and home fashions in the U.S. and worldwide. The Company operates 744 T.J. Maxx, 664 Marshalls, 175 HomeGoods and 95 A.J. Wright stores in the United States. In Canada, the Company operates 159 Winners and 24 HomeSense stores, and in Europe, 143 T.K. Maxx stores. TJX's press releases and financial information are also available on the Internet at www.tjx.com.
   At 11:00 a.m. EST today, Edmond English, President and Chief Executive Officer of The TJX Companies, Inc. will hold a conference call with stock analysts to discuss the Company's fiscal 2004 third quarter results, operations and business trends. The call will be webcast simultaneously at www.tjx.com and will remain available through Tuesday, November 18, 2003. A replay of the call will also be available by dialing (800) 879-4598 through Tuesday, November 18, 2003. Additionally, TJX expects to release its November 2003 sales results on Thursday, December 4, 2003, at approximately 8:15 a.m. EST. Concurrent with the press release, a recorded message with more detailed information regarding TJX's November sales results, operations and business trends will be available by calling (703) 736-7248 or via the Internet at www.tjx.com. That sales recording will remain available via the phone and Internet through Thursday, December 11, 2003.

   SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking and involve a number of risks and uncertainties. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. The following are some of the factors that could cause actual results to differ materially from the forward-looking statements: general economic conditions including effects of wars, other military actions and terrorist incidents; consumer confidence, demand and preferences; weather patterns; competitive factors, including continuing pressure from pricing and promotional activities of competitors; the impact of excess retail capacity and the availability of desirable store and distribution center locations on suitable terms; recruiting quality sales associates and other associates; the availability, selection and purchasing of attractive merchandise on favorable terms and the effective management of inventory levels; import risks, including potential disruptions in supply and duties, tariffs and quotas on imported merchandise, including economic, political or other problems in countries from which merchandise is imported; currency and exchange rate factors in our foreign and buying operations; ability to continue successful expansion of our store base at the rate projected; risks in the development of new businesses and application of our off-price strategies in additional foreign countries; factors affecting expenses including pressure on wages and benefits; our acquisition and divestment activities; our ultimate liability with respect to leases relating to discontinued operations including indemnification and other factors affecting or mitigating our liability; changes in laws and regulations; and other factors that may be described in our filings with the Securities and Exchange Commission. We do not undertake to publicly update or revise our forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.


         THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
                           FINANCIAL SUMMARY
                              (Unaudited)
            (Dollars In Thousands Except Per Share Amounts)

                                             Thirteen Weeks Ended
                                       -------------------------------
                                          October 25,      October 26,
                                              2003            2002
                                        --------------  --------------
Net sales                                 $  3,387,452   $  3,044,950

Cost of sales, including
 buying and occupancy costs                  2,528,049      2,290,136
Selling, general and
 administrative expenses                       552,142        508,341
Interest expense, net                            7,230          7,313
                                          ------------   ------------

Income before provision
 for income taxes                              300,031        239,160
Provision for income taxes                     117,198         91,805
                                          ------------   ------------

Net income                                $    182,833   $    147,355
                                          ============   ============

Diluted earnings per share:
   Net income                             $        .36   $        .28

Cash dividends declared per share         $       .035   $        .03

Weighted average shares for diluted
   earnings per share computation          511,062,352    532,334,846


         THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
                           FINANCIAL SUMMARY
                              (Unaudited)
            (Dollars In Thousands Except Per Share Amounts)

                                           Thirty-Nine Weeks Ended
                                        -----------------------------
                                           October 25,    October 26,
                                               2003           2002
                                        --------------   ------------
Net sales                                   $9,222,341     $8,475,726

Cost of sales, including buying
 and occupancy costs                         6,968,737      6,357,702
Selling, general and
 administrative expenses                     1,545,851      1,410,885
Interest expense, net                           21,436         19,470
                                         -------------   ------------

Income before provision
 for income taxes                              686,317        687,669
Provision for income taxes                     266,691        263,584
                                          ------------   ------------

Net income                                 $   419,626    $   424,085
                                           ===========    ===========

Diluted earnings per share:
   Net income                              $       .81    $       .78

Cash dividends declared per share          $      .105    $       .09

Weighted average shares for diluted
   earnings per share computation          515,153,194    540,520,644



         THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
                       CONDENSED BALANCE SHEETS
                              (Unaudited)
                             (In Millions)

                                           October 25,     October 26,
                                              2003             2002
                                           -----------     -----------
ASSETS
Current assets:
   Cash and cash equivalents                $     87.6     $    151.9
   Accounts receivable and other
    current assets                               243.6          201.3
   Current deferred income taxes, net             12.4           14.2
   Merchandise inventories                     2,242.9        2,001.5
                                              --------      ---------

     Total current assets                      2,586.5        2,368.9
                                              --------      ---------

Property and capital leases,
 net of depreciation                           1,569.8        1,335.8
Other assets                                     112.5           74.1
Goodwill and tradename,
 net of amortization                             179.4          179.1
                                             ---------     ----------

     TOTAL ASSETS                             $4,448.2      $ 3,957.9
                                              ========      =========


LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Current installments of
    long-term debt                          $      5.0     $        -
   Accounts payable                            1,156.5          984.4
   Accrued expenses and other
    current liabilities                          698.3          584.2
   Income taxes payable                          107.6           87.7
                                             ---------   ------------

     Total current liabilities                 1,967.4        1,656.3
                                             ---------     ----------

Other long-term liabilities                      303.1          258.0
Non-current deferred income taxes, net            90.4            3.5
Long-term debt                                   662.0          677.8

Shareholders' equity                           1,425.3        1,362.3
                                             ---------     ----------

     TOTAL LIABILITIES AND
      SHAREHOLDERS' EQUITY                    $4,448.2      $ 3,957.9
                                              ========      =========


         THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
                  CONDENSED STATEMENTS OF CASH FLOWS
                              (Unaudited)
                             (In Millions)

                                               Thirty-Nine Weeks Ended
                                               -----------------------
                                              October 25,  October 26,
                                                  2003         2002
                                              -----------  -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                    $419.6        $424.1
   Depreciation and amortization                  171.1         153.7
   Deferred income tax provision                   48.1          28.3
   (Increase) in accounts receivable
    and other current assets                      (61.5)        (53.0)
   (Increase) in merchandise inventories         (651.8)       (531.9)
   Increase in accounts payable                   323.2         216.5
   Increase in income taxes payable                46.6          45.7
   Increase (decrease) in accrued
    expenses and other liabilities                 (9.5)         46.7
   Other, net                                      43.3          23.4
                                               --------      --------
Net cash provided by
 operating activities                             329.1         353.5
                                                -------       -------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Property additions                            (311.3)       (280.5)
   Other                                             .4            .4
                                              ----------    ----------

Net cash (used in) investing activities          (310.9)       (280.1)
                                                --------      --------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Principal payments on
    long-term debt                                (15.0)             -
   Payments for repurchase
    of common stock                              (390.0)       (392.3)
   Cash dividends paid                            (51.3)        (44.3)
   Other                                           31.7          23.9
                                               --------      --------

Net cash (used in)
 financing activities                            (424.6)       (412.7)
                                                -------       -------

Effect of exchange rate changes on cash             1.7          (1.6)
                                              ---------     ----------

Net (decrease) in cash and
 cash equivalents                                (404.7)       (340.9)
Cash and cash equivalents
 at beginning of year                             492.3         492.8
                                                -------       -------

Cash and cash equivalents
 at end of period                               $  87.6        $151.9
                                                =======        ======


         THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
            SELECTED INFORMATION BY MAJOR BUSINESS SEGMENT
                              (Unaudited)
                            (In Thousands)

                                              Thirteen Weeks Ended
                                         -----------------------------
                                          October 25,    October 26,
Net sales:                                    2003           2002
                                         ------------   ------------
   Marmaxx                                 $2,537,299     $2,406,662
   Winners (a)                                284,570        210,165
   T.K. Maxx                                  243,296        185,585
   HomeGoods                                  219,232        176,279
   A.J. Wright                                103,055         66,259
                                         ------------   ------------
                                           $3,387,452     $3,044,950
                                         ============   ============
Segment profit or (loss):
   Marmaxx                                $   264,878    $   218,439
   Winners (a)                                 36,295         29,334
   T.K. Maxx                                   17,507         12,225
   HomeGoods                                   16,438         11,583
   A.J. Wright                                 (1,913)        (5,693)
                                         -------------  ------------
                                              333,205        265,888

General corporate expense                      25,944         19,415
Interest expense, net                           7,230          7,313
                                         ------------   ------------

Income before provision for income taxes  $   300,031    $   239,160
                                         ============   ============

(a) Includes the operating
    results of HomeSense.

Stores in operation:
   T.J. Maxx                                      744            714
   Marshalls                                      664            625
   Winners                                        159            145
   HomeGoods                                      175            139
   T.K. Maxx                                      143            120
   A.J. Wright                                     95             68
   HomeSense                                       24             15
                                              -------        -------
     Total                                      2,004          1,826
                                              =======        =======


         THE TJX COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
            SELECTED INFORMATION BY MAJOR BUSINESS SEGMENT
                              (Unaudited)
                            (In Thousands)

                                            Thirty-Nine Weeks Ended
                                          ----------------------------
                                           October 25,    October 26,
Net sales:                                     2003           2002
                                          ------------   ------------
   Marmaxx                                  $6,988,848     $6,785,599
   Winners (a)                                 732,147        557,493
   T.K. Maxx                                   630,470        472,868
   HomeGoods                                   589,269        483,894
   A.J. Wright                                 281,607        175,872
                                          ------------   ------------
                                            $9,222,341     $8,475,726
                                          ============   ============
Segment profit or (loss):
   Marmaxx                                 $   650,563    $   679,922
   Winners (a)                                  66,226         58,670
   T.K. Maxx                                    26,607         15,265
   HomeGoods                                    27,084         17,545
   A.J. Wright                                  (2,419)       (11,896)
                                          ------------   ------------
                                               768,061        759,506

General corporate expense                       60,308         52,367
Interest expense, net                           21,436         19,470
                                          ------------   ------------

Income before provision for income taxes   $   686,317    $   687,669
                                          ============   ============

(a) Includes the operating
    results of HomeSense.

Stores in operation:
   T.J. Maxx                                       744            714
   Marshalls                                       664            625
   Winners                                         159            145
   HomeGoods                                       175            139
   T.K. Maxx                                       143            120
   A.J. Wright                                      95             68
   HomeSense                                        24             15
                                               -------        -------
     Total                                       2,004          1,826
                                               =======        =======



The TJX Companies, Inc.                          Notes To Consolidated
and Consolidated Subsidiaries           Condensed Financial Statements

1. During the third quarter ended October 25, 2003, TJX repurchased and retired 6.2 million shares of its common stock, at a cost of $125.0 million. During the nine months ended October 25, 2003, TJX repurchased and retired 21.2 million shares for a cost of $389.6 million. Through October 25, 2003, under its current $1 billion multi-year stock repurchase program, TJX has repurchased and retired 37.3 million shares at a cost of $692.9 million.

2. Certain amounts in the prior period's financial statements have been reclassified to be consistent with the current year's presentation.

    CONTACT: The TJX Companies, Inc.
             Sherry Lang, Vice President
             Investor and Public Relations
             (508) 390-2323